Centessa Pharmaceuticals Announces Second Quarter 2021 Financial Results and Business Updates

~ Successful completion of an initial public offering of American Depositary Shares raising gross proceeds of $379.5 million to help advance portfolio of 16 clinical and preclinical programs ~

~ Centessa leadership team strengthened through appointment of key industry executives ~

~ Programs across Centessa portfolio continue to progress, with new data releases and/or trial initiations anticipated from ApcinteX, Palladio, Z-Factor and Pega-One in the second half of 2021 ~

CAMBRIDGE, Mass. & LONDON, August 16, 2021 – Centessa Pharmaceuticals plc (Nasdaq: CNTA), a clinical-stage company leveraging its innovative asset-centric business model to discover, develop and ultimately deliver impactful medicines to patients, today reported financial results for the quarter ended June 30, 2021, and provided a review of recent accomplishments and anticipated upcoming milestones.

“Centessa has made significant progress since launch and completion of our $250 million Series A financing in January,” said Saurabh Saha, M.D., Ph.D., Chief Executive Officer of Centessa. “The successful execution of our upsized initial public offering in the second quarter has substantially enhanced our resources and will support the advancement of our broad portfolio of assets across our 10 subsidiary companies. This added capital, together with the appointment of exceptional industry leaders in key functional areas across the organization, positions us for continued success. We look forward to sharing our progress, including a planned Phase 2a data update from ApcinteX in the coming weeks.”

Business Updates

•$379.5 Million Initial Public Offering (IPO) Successfully Completed: In the second quarter, Centessa closed its initial public offering of 16,500,000 American Depositary Shares (ADSs). In addition, the underwriters fully exercised their option to purchase an additional 2,475,000 ADSs at the IPO price of $20.00 per ADS, less underwriting discounts and commissions. The gross proceeds to Centessa from its IPO, before deducting underwriting discounts, commissions and other estimated offering expenses, totaled an aggregate of $379.5 million.

•Leadership Team Strengthened by Appointment of Key Industry Executives: In May, Centessa announced the leadership appointments of Antoine Yver, M.D., M.Sc., Chief Medical Officer; Tia Bush, Chief Quality Officer; David Chao, Ph.D., Chief Administrative Officer; and Thomas Templeman, Ph.D., Chief Technology Officer. In addition, Marella Thorell was promoted to Chief Accounting Officer, and Carol Stuckley joined the Board of Directors, serving as Chairperson of the Audit Committee. Each of these leaders provides significant expertise in their respective functions and will help drive execution across the Company’s portfolio of programs.

Program Updates and Upcoming Milestones in the Second Half of 2021

•Topline Phase 2a data from ApcinteX’s 24-week repeat dose study evaluating SerpinPC in hemophilia A (HA) and hemophilia B (HB) patients
•SerpinPC, a first-in-class coagulation rebalancing agent, is a specific inhibitor of activated protein C (APC) being evaluated as a monthly subcutaneous therapeutic for HA and HB patients that has the potential to significantly reduce bleeding rates.

•The Phase 2a has completed dosing and the Company anticipates sharing topline results in the third quarter of 2021.
•All subjects who have completed the 24-week repeat dose portion of the study have elected to roll-over into a long-term open-label extension study.

•Start-up activities have begun for the ACTION Study, Palladio Biosciences' global Phase 3 registrational study of lixivaptan in autosomal dominant polycystic kidney disease (ADPKD)
•Lixivaptan, a vasopressin V2 receptor antagonist, is being investigated as a potential best-in-class therapy in patients with ADPKD.
•The Company anticipates dosing the first patient in the registrational ACTION Study in the first quarter of 2022.
•The Company expects to report ongoing safety data from the initial subjects in the open-label ALERT Study of patients who previously discontinued JYNARQUE® (tolvaptan) due to liver toxicity in the fourth quarter of 2021.

•Phase 1 data from Z Factor’s study evaluating ZF874 for the treatment of alpha-1-antitrypsin deficiency (AATD)
•ZF874, a small molecule folding corrector of the Z variant of alpha-1-antitrypsin, is designed to increase serum levels of alpha-1-antitrypsin and reduce liver polymer burden to treat or prevent associated lung and liver disease manifestations associated with AATD.
•The Company anticipates providing an update from an ongoing 28-day repeat dose Phase 1 study in subjects with PiXZ genotype by the end of 2021.

•Phase 2 trial initiation with Pega-One’s imgatuzumab in advanced cutaneous squamous cell carcinoma (CSCC)
•Imgatuzumab, a non-fucosylated epidermal growth factor receptor (EGFR) targeting monoclonal antibody (mAb), is being investigated as a next-generation EGFR agent with enhanced Antibody-Dependent Cellular Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP) properties to potentially address CSCC.
•The Company expects to initiate an open label, single arm, Phase 2 trial of imgatuzumab in advanced CSCC by the end of 2021.

Second Quarter 2021 Financial Results

Cash Position: Cash and cash equivalents were $613.8 million as of June 30, 2021, compared to $7.2 million for the Centessa Predecessor Group (comprised of Z Factor Limited, LockBody Therapeutics Ltd, and Morphogen-IX Limited, three of the Centessa Subsidiaries acquired in January 2021) as of December 31, 2020. The increase in cash resulted from $344.1 million in net proceeds from the Company’s initial public offering completed in June 2021, and the full exercise of the underwriters’ option to purchase additional shares, $241.6 million in net proceeds from the Company’s Series A financing completed in January 2021, and cash contributed upon the acquisition of the additional Centessa Subsidiaries, net of cash used during the period. Based on the current, non-risk-adjusted operating plan, the Company expects the cash and cash equivalents as of June 30, 2021, to fund its operations until the end of 2023.

Research & Development (R&D) Expenses: R&D expenses for the Company for the three months ended June 30, 2021, were $18.1 million, compared to $1.9 million for the Centessa Predecessor Group during the three months ended June 30, 2020. The $16.2 million increase is primarily attributable to the growth in the portfolio of product candidates under development following the acquisition of the Centessa Subsidiaries in January 2021, as well as increased spending in the Centessa Predecessor Group.

General & Administrative (G&A) Expenses: G&A expenses for the Company for the three months ended June 30, 2021. were $11.8 million, compared to $0.3 million for the Centessa Predecessor Group during the three months ended June 30, 2020. The $11.5 million increase is primarily attributable to public company costs, the operating costs of Centessa Pharmaceuticals plc and Centessa Pharmaceutical Inc. including professional fees, personnel costs and share-based compensation expense, and the increase in operating costs resulting from the acquired Centessa Subsidiaries.

Change in Fair Value of Contingent Value Rights (CVR): The Company recognized a charge of $11.3 million for the three months ended June 30, 2021, compared to $0.0 million for the three months ended June 30, 2020. The CVR, issued at the time of the acquisition, represents future payments (that will be satisfied through the issuance of Centessa shares) that are contingent upon the dosing of the first patient in a registrational Phase 3 study of Palladio Biosciences’ lixivaptan. The fair value is based on the cumulative probability of achieving this milestone, which increased during the period resulting in the charge.

Net Loss: Net Loss attributable to common stockholders for the quarter ended June 30, 2021, was $41.5 million, or $0.65 per share, compared to a net loss of $2.2 million for the Centessa Predecessor Group for the quarter ended June 30, 2020.

About Centessa Pharmaceuticals
Centessa Pharmaceuticals plc aims to bring impactful new medicines to patients by combining the strengths of an asset-centric model with the benefits of scale and diversification typical of larger R&D organizations. The asset-centric model refers to a highly specialized, singular-focused company that is led by a team of well-recognized subject matter experts. Centessa’s asset-centric companies’ programs range from discovery-stage to late-stage development and include diverse therapeutic areas such as oncology, hematology, immunology/inflammation, neuroscience, hepatology, pulmonology and nephrology. For more information, visit www.centessa.com.

Forward Looking Statements
This press release contains forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements including statements related to the Company’s ability to deliver impactful medicines to patients; the ability of our key executives to drive execution of the Company’s portfolio of programs; our asset-centric business model and the intended advantages and benefits thereof; research and clinical development plans; the scope, progress, results and costs of developing our product candidates or any other future product candidates; strategy; regulatory matters, including the timing and likelihood of success of obtaining approvals to initiate or continue clinical trials or market any products; market size and opportunity; our ability to complete certain milestones; and our current cash position and runway.

Any forward-looking statements in this press release are based on our current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to our ability to protect and maintain our intellectual property position; business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about the Company; risks inherent in developing products and technologies; future results from our ongoing and planned clinical trials; our ability to obtain adequate financing to fund our planned clinical trials and other expenses; trends in the industry; the legal and regulatory framework for the industry; future expenditures risks related to our asset-centric corporate model; the risk that any one or more of our product candidates will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; and risks related to the COVID-19 pandemic including the effects of the Delta variant. These and other risks concerning our programs and operations are described in additional detail in our registration statement on Form S-1 and our other reports, which are on file with the SEC. We explicitly disclaim any obligation to update any forward-looking statements except to the extent required by law.

Contacts:

Investor Contact:	Media Contacts:
Jennifer Porcelli, Head of Investor Relations	US
Centessa Pharmaceuticals	Dan Budwick, 1AB
jennifer.porcelli@centessa.com	dan@1abmedia.com

UK/Greater Europe
Mary Clark & Shabnam Bashir, Optimum Strategic Communications
centessa@optimumcomms.com

Switzerland
Marcus Veith, VEITHing Spirit
marcus@vspirit.ch
M: +41 79 20 75 111

Centessa Pharmaceuticals plc (Successor) and Centessa Predecessor Group (Predecessor)
Consolidated and Combined Statements of Operations and Comprehensive Loss
(unaudited)
(amounts in thousands except share and per share data)

	Successor		Predecessor
	Three months ended June 30, 2021	Period from January 30, 2021 through June 30, 2021	Period from January 1, 2021 through January 29, 2021	Three months ended June 30, 2020	Six months ended June 30, 2020
Operating expenses:
Research and development	18,134	28,276	600	1,871	4,681
General and administrative	11,841	17,436	121	258	638
Change in fair value of contingent value rights	11,312	11,312	—	—	—
Acquired in-process research and development	—	220,454	—	—	—
Loss from operations	(41,287)	(277,478)	(721)	(2,129)	(5,319)
Interest income (expense), net	27	35	(9)	(17)	(34)
Amortization of debt discount	—	—	(37)	(72)	(142)
Other income (expense), net	(191)	(2,699)	—	(10)	(12)
Gain on extinguishment of debt	—	—	—	—	267
Net loss	(41,451)	(280,142)	(767)	(2,228)	(5,240)
Other comprehensive loss:
Foreign currency translation adjustment	1,094	3,315	45	(25)	(731)
Total comprehensive loss	$(40,357)	$(276,827)	$(722)	$(2,253)	$(5,971)

Net loss per ordinary share - basic and diluted	$(0.65)	$(4.89)
Weighted average ordinary shares outstanding - basic and diluted	63,516,656	57,309,693

Centessa Pharmaceuticals plc (Successor) and Centessa Predecessor Group (Predecessor)
Condensed Consolidated and Combined Balance Sheets
(unaudited)
(amounts in thousands except share and per share data)

	Successor	Predecessor
	June 30, 2021	December 31, 2020
Total Assets
Cash and cash equivalents	$613,759	$7,227
Other assets	29,998	4,490
Total assets	$643,757	$11,717

Total Liabilities
Liabilities	$24,185	$8,619
Contingent value rights	33,930	—
Total liabilities	58,115	8,619

Total combined deficit and shareholders' equity	585,642	3,098
Total liabilities, combined deficit and shareholders' equity	$643,757	$11,717